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                                  EXHIBIT 5
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                                                                      EXHIBIT 5

Law Offices
HOLLAND & KNIGHT                         A Partnership including Professional
                                         Corporations

400 North Ashley Drive, Suite 2300       Atlanta              Orlando
P.O. Box 1288 (ZIP 33601-1288)           Fort Lauderdale      St. Petersburg
Tampa, Florida 33602-4300                Jacksonville         Tallahassee
                                         Lakeland             Washington, D.C.
813-227-8500                             Miami                West Palm Beach
FAX 813-229-0134



                                 March 27, 1996


Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401

         Re:     Registration Statement on Form S-1
                 (File No. 333-473)

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-1 (File No. 333-473), filed by Paxson Communications Corporation (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 (the "Securities Act") an aggregate of 13,225,000 shares (the "Common Stock") of the authorized Class A Common Stock, par value $.001 per share, of the Company being offered to the public pursuant to an underwriting agreement (the "Underwriting Agreement"), between the Company, certain selling shareholders of the Company, and Smith Barney Inc., as representative of the underwriters and pursuant to an underwriting agreement (the "International Underwriting Agreement"), between the Company, certain selling shareholders, and Smith Barney Inc., as representative of the managers.

         In connection with the foregoing registration, we have acted as counsel for the Company, and have examined originals, or copies certified to our satisfaction, of all such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed it necessary to require as a basis for the opinion hereafter expressed.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Common Stock will be, when and if sold in accordance with the Underwriting Agreement and the International Underwriting Agreement, duly authorized, legally issued and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and to the reference to this firm under the caption "Legal Matters" contained in the prospectus filed as part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                        /s/ Holland & Knight


                                        HOLLAND & KNIGHT